Provident Financial Services, Inc. Announces First Quarter Earnings and Declares Quarterly Cash Dividend

ISELIN, NJ, April 30, 2021 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $48.6 million, or $0.63 per basic and diluted share, for the three months ended March 31, 2021, compared to net income of $14.9 million, or $0.23 per basic and diluted share, for the three months ended March 31, 2020.

Earnings for the quarter were aided by an improved economic outlook and resulting lower allowance for credit loss requirements, as well as additional earnings attributable to the July 31, 2020 acquisition of SB One Bancorp ("SB One"). For the three months ended March 31, 2021, the Company recorded a negative provision for credit losses on loans of $15.0 million and a negative provision for off-balance sheet credit exposures of $875,000.
Christopher Martin, Chairman and Chief Executive Officer commented: “Provident’s first quarter reflects a solid start for 2021 as we continue to leverage the benefits of last year’s acquisition of SB One. Consistent with the positive economic outlook, our asset quality continued to improve, resulting in a credit loss reserve release this quarter. Our attentive management of funding costs paid-off as our net interest margin increased six basis points in the quarter.” Martin added, “We believe that with our talented team and their focus on delivering a superior customer experience, we are well positioned to capitalize on the growth opportunities emanating from the anticipated acceleration of the economic recovery.”
Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.23 per common share payable on May 28, 2021, to stockholders of record as of the close of business on May 14, 2021.
Balance Sheet Summary
Total assets at March 31, 2021 were $13.13 billion, a $210.7 million increase from December 31, 2020. The increase in total assets was primarily due to a $155.2 million increase in cash and cash equivalents and a $97.9 million increase in total investments.
The loan portfolio decreased $19.4 million from December 31, 2020 to $9.80 billion at March 31, 2021, despite strong originations, as prepayments, including Paycheck Protection Program ("PPP") loan forgiveness, were elevated. For the three months ended March 31, 2021, loan originations, including advances on lines of credit, totaled $770.5 million, compared with $678.3 million for the same period in 2020. During the quarter ended March 31, 2021, the Company originated $190.1 million of loans under the current round of the PPP. Total PPP loans outstanding increased to $486.6 million at March 31, 2021, from $473.2 million at December 31, 2020. In addition to net growth in PPP loans, the Company saw net growth in commercial real estate and construction loans during the three months ended March 31, 2021, with all other loan categories decreasing. Commercial real estate, commercial and construction loans represented 83.3% of the loan portfolio at March 31, 2021, compared to 81.8% at December 31, 2020.
At March 31, 2021, the Company’s unfunded loan commitments totaled $1.98 billion, including commitments of $891.6 million in commercial loans, $669.8 million in construction loans and $113.9 million in commercial mortgage loans. Unfunded loan commitments at December 31, 2020 and March 31, 2020 were $1.99 billion and $1.23 billion, respectively.
The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.30 billion at March 31, 2021, compared to $1.23 billion and $1.33 billion at December 31, 2020 and March 31, 2020, respectively.
Cash and cash equivalents were $687.6 million at March 31, 2021, a $155.2 million increase from December 31, 2020, due to net deposit inflows and loan repayments, largely attributable to government stimulus programs, proceeds from the forgiveness of PPP loans and a seasonal increase in municipal deposits.

Total investments were $1.71 billion at March 31, 2021, a $97.9 million increase from December 31, 2020. This increase was primarily due to purchases of mortgage-backed and municipal securities, partially offset by repayments of mortgage-backed securities, maturities and calls of certain municipal and agency bonds, and a decrease in unrealized gains on available for sale debt securities.
Total deposits increased $459.7 million during the three months ended March 31, 2021 to $10.30 billion. Total core deposits, consisting of savings and demand deposit accounts, increased $590.9 million to $9.33 billion at March 31, 2021, while total time deposits decreased $131.2 million to $963.0 million at March 31, 2021. The increase in core deposits was largely attributable to a $266.5 million increase in interest bearing demand deposits, a $169.9 million increase in non-interest bearing demand deposits, a $100.2 million increase in money market deposits and a $54.2 million increase in savings deposits. Core deposit growth benefited from the deposit of PPP loan proceeds and government stimulus payments. The decrease in time deposits was largely the result of a $75.1 million decrease in brokered deposits and a $56.1 million decrease in retail time deposits. Core deposits represented 90.6% of total deposits at March 31, 2021, compared to 88.9% at December 31, 2020.
Borrowed funds decreased $235.4 million during the three months ended March 31, 2021, to $940.6 million. The decrease in borrowings for the period was primarily a function of wholesale funding being partially replaced by the net inflows of lower-costing deposits. Borrowed funds represented 7.2% of total assets at March 31, 2021, a decrease from 9.1% at December 31, 2020.
Stockholders’ equity increased $27.4 million during the three months ended March 31, 2021, to $1.65 billion, primarily due to net income earned for the period, partially offset by dividends paid to stockholders, a decrease in unrealized gains on available for sale debt securities and common stock repurchases. For the three months ended March 31, 2021, common stock repurchases totaled 44,937 shares at an average cost of $21.42 per share, of which 42,224 shares, at an average cost of $21.67 per share, were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. At March 31, 2021, approximately 4.1 million shares remained eligible for repurchase under the current stock repurchase authorization. Book value per share and tangible book value per share(1) at March 31, 2021 were $21.17 and $15.19, respectively, compared with $20.87 and $14.86, respectively, at December 31, 2020.
Results of Operations
Net Interest Income and Net Interest Margin
For the three months ended March 31, 2021, net interest income increased $1.3 million to $90.0 million, from $88.7 million for the trailing quarter. The increase in net interest income was primarily attributable to growth in average earning assets and period-over-period expansion of the net interest margin aided by favorable liability repricing and the inflow of lower-costing core deposits, as well as an increase in the accelerated recognition of fees related to the forgiveness of customers’ PPP loans in the current period.
The net interest margin increased six basis points to 3.10% for the quarter ended March 31, 2021, from 3.04% for the trailing quarter, primarily due to an increase in the yield on interest earning assets, combined with a decrease in funding costs. The weighted average yield on interest-earning assets increased three basis points to 3.47% for the quarter ended March 31, 2021, compared to 3.44% for the quarter ended December 31, 2020. The weighted average cost of interest-bearing liabilities for the quarter ended March 31, 2021 decreased four basis points to 0.49%, compared to 0.53% for the trailing quarter. The average cost of interest bearing deposits for the quarter ended March 31, 2021 was 0.39%, compared to 0.41% for the trailing quarter ended December 31, 2020. The average cost of all deposits, including non-interest bearing deposits, was 0.30% for the quarter ended March 31, 2021, compared with 0.31% for the trailing quarter. The average cost of borrowed funds for the quarter ended March 31, 2021 was 1.12%, compared to 1.16% for the trailing quarter.
For the three months ended March 31, 2021, net interest income increased $18.0 million to $90.0 million, from $72.0 million for the same period in 2020. The increase in net interest income was favorably impacted by the net earning assets acquired from SB One and the accelerated recognition of fees related to PPP loan forgiveness, partially offset by period-over-period compression in the net interest margin. The degree of net interest margin compression was tempered by growth in both average loans outstanding and lower-costing average interest-bearing and non-interest bearing core deposits.
The net interest margin decreased 10 basis points to 3.10% for the quarter ended March 31, 2021, compared to 3.20% for the quarter ended March 31, 2020. The weighted average yield on interest-earning assets decreased 45 basis points to 3.47% for the quarter ended March 31, 2021, compared to 3.92% for the quarter ended March 31, 2020, while the weighted average cost of interest bearing liabilities decreased 46 basis points for the quarter ended March 31, 2021 to 0.49%, compared to the first quarter of 2020. The average cost of interest bearing deposits for the quarter ended March 31, 2021 was 0.39%, compared to 0.78% for the same period last year. Average non-interest bearing demand deposits totaled $2.38 billion for the quarter ended March 31, 2021, compared to $1.50 billion for the quarter ended March 31, 2020. The average cost of all deposits, including non-interest bearing deposits, was 0.30% for the quarter ended March 31, 2021, compared with 0.62% for the quarter ended March 31, 2020. The average cost of borrowed funds for the quarter ended March 31, 2021 was 1.12%, compared to 1.80% for the same period last year.
Non-Interest Income
Non-interest income totaled $21.6 million for the quarter ended March 31, 2021, an increase of $4.6 million, compared to the same period in 2020. Insurance agency income, a new fee revenue source for the Company resulting from the SB One acquisition, totaled $2.7 million for the three months ended March 31, 2021. Income from Bank-owned life insurance ("BOLI") increased $1.8 million to $2.6 million for the three months ended March 31, 2021, compared to the same period in 2020, primarily due to an increase in benefit claims, increased equity valuations and additional income related to the BOLI assets acquired from SB One. Wealth management income increased $883,000 to $7.1 million for the three months ended March 31, 2021. The increase was largely a function of an increase in the market value of assets under management as a result of strong equity market performance and solid new business results, and an increase in the level of managed mutual funds. Also, fee income increased $663,000 to $7.2 million for the three months ended March 31, 2021, compared to the same period in 2020, largely due to an increase in ATM and debit card revenue, a portion of which is attributable to the addition of the SB One customer base, and increases in commercial loan prepayment fees and late charges, partially offset by a decrease in deposit-related fees. Other income decreased $1.6 million to $1.8 million for the three months ended March 31, 2021, compared to the quarter ended March 31, 2020, primarily due to a $1.8 million decrease in net fees on loan-level interest rate swap transactions, partially offset by a $455,000 increase in net gains on the sale of loans.
Non-Interest Expense
For the three months ended March 31, 2021, non-interest expense totaled $61.9 million, an increase of $7.7 million, compared to the three months ended March 31, 2020. Compensation and benefits expense increased $4.1 million to $35.3 million for the three months ended March 31, 2021, compared to $31.2 million for the same period in 2020. The increase was principally due to increases in salary expense, the accrual for incentive compensation and employee benefits each associated with the addition of former SB One employees, as well as company-wide annual merit increases, partially offset by a decrease in severance expense. Net occupancy expense increased $3.1 million primarily due to increases in rent, depreciation, utility and maintenance expenses related to the facilities acquired from SB One, along with an increase in snow removal costs. FDIC insurance increased $1.8 million due to an increase in the insurance assessment rate, an increase in total assets subject to assessment, including assets acquired from SB One, and the receipt of the small bank assessment credit in the prior year quarter that was not available in the current quarter. Other operating expenses increased $937,000 to $10.1 million for the three months ended March 31, 2021, compared to $9.2 million for the same period in 2020. The increase in other operating expense was largely due to a valuation adjustment on foreclosed assets and an increase in debit card maintenance expense, partially offset by non-recurring merger related expenses incurred in the prior year quarter. Also, the amortization of intangibles increased $228,000 for the three months ended March 31, 2021, compared with the same period in 2020, mainly due to increases in the amortization of the customer relationship and core-deposit intangibles attributable to the acquisition of SB One. Partially offsetting these increases, credit loss expense for off-balance sheet credit exposures decreased $1.9 million for the three months ended March 31, 2021, compared to the same period in 2020. The decrease was primarily a function of an improved economic forecast resulting in a decline in projected loss factors, partially offset by an increase in the availability of committed lines of credit due to below average utilization.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(1) was 1.95% for the quarter ended March 31, 2021, compared to 2.13% for the same period in 2020, with the 2021 improvement driven by the significant increase in average assets largely attributable to assets acquired from SB One and PPP loans. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(1) was 56.19% for the three months ended March 31, 2021, compared to 59.14% for the same period in 2020.
Asset Quality
Total non-performing loans at March 31, 2021 were $82.1 million, or 0.84% of total loans, compared to $87.1 million, or 0.89% of total loans at December 31, 2020, and $35.3 million, or 0.48% of total loans at March 31, 2020. The $5.0 million decrease in non-performing loans at March 31, 2021, compared to the trailing quarter, consisted of a $6.1 million decrease in non-performing commercial loans and a $1.5 million decrease in non-performing residential loans, partially offset by a $1.8 million increase in non-performing commercial mortgage loans and a $727,000 increase in non-performing consumer loans. At March 31, 2021, impaired loans totaled $79.5 million with related specific reserves of $4.8 million, compared with impaired loans totaling $86.0 million with related specific reserves of $9.0 million at December 31, 2020 and $65.7 million with related specific reserves of $5.7 million at March 31, 2020. The increase in non-performing loans at March 31, 2021, compared to the prior year reflects the effects of the pandemic and related government response.
Loans that have been or are expected to be granted short-term COVID-19 related deferrals have decreased from a peak level of $1.31 billion, or 16.8% of loans, to $132.0 million, or 1.3% of loans as of April 20, 2021. This $132.0 million of loans consists of $300,000 in a first 90-day deferral period, $46.6 million in a second 90-day deferral period, and $85.1 million in a third deferral period. Of the $123.5 million in commercial loans in deferral, $119.0 million (96.4%) are under principal only deferral and are paying interest. Included in the $132.0 million of total loans in deferral, $40.9 million are secured by hotels, $33.1 million are secured by multi-family properties (of which $20.1 million is student housing related), $8.6 million are secured by retail properties, $6.5 million are secured by restaurants, and $8.5 million are secured by residential mortgages, with the balance comprised of diverse commercial loans.
At March 31, 2021, the allowance for credit losses related to the loan portfolio was 0.87% of total loans, compared to 1.03% and 1.02% at December 31, 2020 and March 31, 2020. Excluding PPP loans, the Company’s allowance for credit losses related to the loan portfolio was 0.92% at March 31, 2021. The Company recorded a $15.0 million negative provision for credit losses related to loans for the three months ended March 31, 2021, compared with a $14.7 million provision for credit losses for the three months ended March 31, 2020. For the three months ended March 31, 2021, the Company had net charge-offs of $876,000, compared to net charge-offs of $3.0 million for the same period in 2020. The allowance for loan losses decreased $15.9 million to $85.6 million at March 31, 2021 from $101.5 million at December 31, 2020. The negative provision for credit losses for the first quarter of 2021 was primarily the result of an improved economic forecast and the resultant favorable impact on expected credit losses, compared with a provision for credit losses for the prior year, which was based upon a weak economic forecast and more uncertain outlook attributable to the COVID-19 pandemic. Future credit loss provisions are subject to significant uncertainty given the undetermined nature of prospective changes in economic conditions, as the impact of the COVID-19 pandemic and recovery continues to unfold. The effectiveness of medical advances, government programs, and the resulting impact on consumer behavior and employment conditions will have a material bearing on future credit conditions and reserve requirements.
At March 31, 2021 and December 31, 2020, the Company held foreclosed assets of $3.6 million and $4.5 million, respectively. During the three months ended March 31, 2021, there were two additions to foreclosed assets with an aggregate carrying value of $434,000, four assets sold with an aggregate carrying value of $580,000 and valuation charges of $775,000. Foreclosed assets at March 31, 2021 consisted of $2.6 million of commercial real estate, $434,000 of residential real estate and $530,000 of commercial vehicles. Total non-

performing assets at March 31, 2021 decreased $5.9 million to $85.6 million, or 0.65% of total assets, from $91.6 million, or 0.71% of total assets at December 31, 2020.
Income Tax Expense
For the three months ended March 31, 2021, income tax expense was $16.2 million with an effective tax rate of 25.0%, compared with income tax expense of $5.3 million with an effective tax rate of 26.0% for the three months ended March 31, 2020. The increase in tax expense for the three months ended March 31, 2021, compared with the same period last year was largely the result of an increase in taxable income, while the decrease in the effective tax rate for the three months ended March 31, 2021 compared with the same period in 2020 was primarily due to a discrete item related to the vesting of stock awards at a market value below the fair value used for expense recognition which resulted in a higher effective tax rate in the prior year, partially offset by increased projections of taxable income for the remainder of 2021.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, as well as Bucks, Lehigh and Northampton counties in Pennsylvania and Queens County, New York. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company and insurance services through its wholly owned subsidiary, SB One Insurance Agency, Inc.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Friday, April 30, 2021 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended March 31, 2021. The call may be accessed by dialing 1-888-336-7149 (Domestic), 1-412-902-4175 (International) or 1-855-669-9657 (Canada). Internet access to the call is also available (listen only) at provident.bank by going to Investor Relations and clicking on "Webcast.
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
In addition, the COVID-19 pandemic continues to have an adverse impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the pandemic on the Company's business, financial condition or results of operations. The extent of such impact will depend on future developments, which are highly uncertain, including when the pandemic will be controlled and abated, and the extent to which the economy can remain open. As the result of the pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to remain substantially open, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for credit losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our wealth management revenues may decline with continuing market turmoil; we may face the risk of a goodwill write-down due to stock price decline; and our cyber security risks are increased as the result of an increase in the number of employees working remotely.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not have any obligation to update any forward-looking statements to reflect events or circumstances after the date of this statement.
Footnotes
(1) Tangible book value per share, annualized return on average tangible equity, annualized adjusted non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
March 31, 2021 (Unaudited) and December 31, 2020
(Dollars in Thousands)

Assets	March 31, 2021	December 31, 2020

Cash and due from banks	$559,235	$404,355
Short-term investments	128,335	127,998
Total cash and cash equivalents	687,570	532,353

Available for sale debt securities, at fair value	1,216,936	1,105,489
Held to maturity debt securities, net (fair value of $463,916 at March 31, 2021 (unaudited) and $472,451 at December 31, 2020)	447,902	450,965
Equity securities, at fair value	1,026	971
Federal Home Loan Bank stock	48,998	59,489
Loans	9,803,536	9,822,890
Less allowance for credit losses	85,591	101,466
Net loans	9,717,945	9,721,424
Foreclosed assets, net	3,554	4,475
Banking premises and equipment, net	75,344	75,946
Accrued interest receivable	43,883	46,450
Intangible assets	465,335	466,212
Bank-owned life insurance	235,112	234,607
Other assets	186,840	221,360
Total assets	$13,130,445	$12,919,741

Liabilities and Stockholders' Equity

Deposits:
Demand deposits	$7,932,146	$7,395,508
Savings deposits	1,402,363	1,348,147
Certificates of deposit of $100,000 or more	604,732	717,216
Other time deposits	358,272	376,958
Total deposits	10,297,513	9,837,829
Mortgage escrow deposits	37,772	34,298
Borrowed funds	940,611	1,175,972
Subordinated debentures	25,173	25,135
Other liabilities	182,145	226,710
Total liabilities	11,483,214	11,299,944

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,012 shares issued and 77,798,624 shares outstanding at March 31, 2021 and 77,611,107 outstanding at December 31, 2020.	832	832
Additional paid-in capital	963,556	962,453
Retained earnings	748,574	718,090
Accumulated other comprehensive income	12,977	17,655
Treasury stock	(59,261)	(59,018)
Unallocated common stock held by the Employee Stock Ownership Plan	(19,447)	(20,215)
Common Stock acquired by the Directors' Deferred Fee Plan	(4,381)	(4,549)
Deferred Compensation - Directors' Deferred Fee Plan	4,381	4,549
Total stockholders' equity	1,647,231	1,619,797
Total liabilities and stockholders' equity	$13,130,445	$12,919,741

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three Months Ended March 31, 2021 and 2020 (Unaudited)
(Dollars in Thousands, except per share data)

	Three Months Ended
	March 31,
	2021	2020
Interest income:
Real estate secured loans	$62,016	$54,441
Commercial loans	26,143	18,672
Consumer loans	3,492	4,172
Available for sale debt securities, equity securities and Federal Home Loan Bank stock	5,612	7,069
Held to maturity debt securities	2,784	2,940
Deposits, federal funds sold and other short-term investments	484	875
Total interest income	100,531	88,169

Interest expense:
Deposits	7,417	10,958
Borrowed funds	2,809	5,190
Subordinated debt	305	—
Total interest expense	10,531	16,148
Net interest income	90,000	72,021
Provision for credit losses	(15,001)	14,717
Net interest income after provision for credit losses	105,001	57,304

Non-interest income:
Fees	7,192	6,529
Wealth management income	7,134	6,251
Insurance agency income	2,727	—
Bank-owned life insurance	2,567	787
Net gain on securities transactions	197	11
Other income	1,820	3,413
Total non-interest income	21,637	16,991

Non-interest expense:
Compensation and employee benefits	35,312	31,195
Net occupancy expense	9,301	6,203
Data processing expense	4,393	4,430
FDIC Insurance	1,770	—
Amortization of intangibles	972	744
Advertising and promotion expense	877	1,369
Credit loss (benefit) expense for off-balance sheet credit exposures	(875)	1,000
Other operating expenses	10,103	9,166
Total non-interest expense	61,853	$54,107
Income before income tax expense	64,785	$20,188
Income tax expense	16,226	5,257
Net income	$48,559	$14,931

Basic earnings per share	$0.63	$0.23
Average basic shares outstanding	76,516,543	64,386,138

Diluted earnings per share	$0.63	$0.23
Average diluted shares outstanding	76,580,862	64,457,263

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the
	Three months ended March 31,
	2021	2020
Statement of Income
Net interest income	$90,000	$72,021
Provision for credit losses	(15,001)	14,717
Non-interest income	21,637	16,991
Non-interest expense	61,853	54,107
Income before income tax expense	64,785	20,188
Net income	48,559	14,931
Diluted earnings per share	$0.63	$0.23
Interest rate spread	2.98%	2.97%
Net interest margin	3.10%	3.20%

Profitability
Annualized return on average assets	1.51%	0.61%
Annualized return on average equity	12.02%	4.22%
Annualized return on average tangible equity (2)	16.80%	6.10%
Annualized adjusted non-interest expense to average assets (3)	1.95%	2.13%
Efficiency ratio (4)	56.19%	59.14%

Asset Quality
Non-accrual loans	$82,084	$35,339
90+ and still accruing	—	—
Non-performing loans	82,084	35,339
Foreclosed assets	3,554	4,219
Non-performing assets	85,638	39,558
Non-performing loans to total loans	0.84%	0.48%
Non-performing assets to total assets	0.65%	0.39%
Allowance for loan losses	$85,591	$75,143
Allowance for loan losses to total non-performing loans	104.27%	212.63%
Allowance for loan losses to total loans	0.87%	1.02%
Net loan charge-offs	$876	$3,002
Annualized net loan charge offs to average total loans	0.04%	0.17%

Average Balance Sheet Data
Assets	$13,034,155	$9,923,457
Loans, net	9,723,783	7,258,105
Earning assets	11,628,963	8,950,885
Core deposits	9,064,202	6,390,867
Borrowings	1,015,230	1,157,705
Interest-bearing liabilities	8,769,268	6,822,578
Stockholders' equity	1,638,194	1,421,748
Average yield on interest-earning assets	3.47%	3.92%
Average cost of interest-bearing liabilities	0.49%	0.95%

Loan Data
Mortgage loans:
Residential	$1,277,376	$1,107,197
Commercial	3,594,012	2,555,177
Multi-family	1,458,193	1,222,437
Construction	615,706	408,944
Total mortgage loans	6,945,288	5,293,755
Commercial loans	2,510,708	1,703,669
Consumer loans	363,648	379,597
Total gross loans	9,819,644	7,377,021
Premium on purchased loans	1,378	2,300
Unearned discounts	(7)	(26)
Net deferred	(17,478)	(7,251)
Total loans	$9,803,536	$7,372,044

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Book and Tangible Book Value per Share
	At March 31,		At December 31,
	2021	2020	2020
Total stockholders' equity	$1,647,231	$1,412,589	$1,619,797
Less: total intangible assets	465,335	436,278	466,212
Total tangible stockholders' equity	$1,181,896	$976,311	$1,153,585

Shares outstanding	77,798,624	65,770,728	77,611,107

Book value per share (total stockholders' equity/shares outstanding)	$21.17	$21.48	$20.87
Tangible book value per share (total tangible stockholders' equity/shares outstanding)	$15.19	$14.84	$14.86

(2) Annualized Return on Average Tangible Equity
		Three Months Ended
		March 31,
		2021	2020
Total average stockholders' equity		$1,638,194	$1,421,748
Less: total average intangible assets		465,902	436,757
Total average tangible stockholders' equity		$1,172,292	$984,991

Net income		$48,559	$14,931

Annualized return on average tangible equity (net income/total average tangible stockholders' equity)		16.80%	6.10%

(3) Annualized Adjusted Non-Interest Expense to Average Assets
		Three Months Ended
		March 31,
		2021	2020
Reported non-interest expense		$61,853	$54,107
Adjustments to non-interest expense:
Credit loss benefit (expense) for off-balance sheet credit exposures		(875)	(1,000)
Merger-related transaction costs		—	(463)
Adjusted non-interest expense		$62,728	$52,644
Annualized adjusted non-interest expense		$254,397	$211,733

Average assets		$13,034,155	$9,923,457

Annualized adjusted non-interest expense/average assets		1.95%	2.13%

(4) Efficiency Ratio Calculation
		Three Months Ended
		March 31,
		2021	2020
Net interest income		$90,000	$72,021
Non-interest income		21,637	16,991
Total income		$111,637	$89,012

Adjusted non-interest expense		$62,728	$52,644

Efficiency ratio (adjusted non-interest expense/income)		56.19%	59.14%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Dollars in Thousands) (Unaudited)

	March 31, 2021			December 31, 2020
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$137,494	$85	0.25%	$97,134	$61	0.25%
Federal funds sold and other short-term investments	127,989	399	1.26%	127,060	405	1.27%
Available for sale debt securities	1,136,885	4,849	1.71%	1,107,525	4,916	1.78%
Held to maturity debt securities, net (1)	450,396	2,784	2.47%	449,002	2,800	2.49%
Equity securities, at fair value	979	—	—%	889	—	—%
Federal Home Loan Bank stock	51,437	763	5.93%	60,919	861	5.66%
Net loans: (2)
Total mortgage loans	6,808,066	62,016	3.64%	6,903,673	62,290	3.56%
Total commercial loans	2,512,563	26,143	4.20%	2,337,230	23,919	4.04%
Total consumer loans	403,154	3,492	3.51%	431,169	4,898	4.52%
Total net loans	9,723,783	91,651	3.78%	9,672,072	91,107	3.72%
Total interest-earning assets	$11,628,963	$100,531	3.47%	$11,514,601	$100,150	3.44%

Non-Interest Earning Assets:
Cash and due from banks	365,101			341,787
Other assets	1,040,091			1,045,993
Total assets	$13,034,155			$12,902,381

Interest-Bearing Liabilities:
Demand deposits	$5,314,461	$5,512	0.42%	$4,941,955	$5,141	0.41%
Savings deposits	1,371,376	407	0.12%	1,329,525	493	0.15%
Time deposits	1,043,052	1,498	0.58%	1,134,277	1,954	0.69%
Total Deposits	7,728,889	7,417	0.39%	7,405,757	7,588	0.41%

Borrowed funds	1,015,230	2,809	1.12%	1,210,959	3,518	1.16%
Subordinated debentures	25,149	305	4.91%	25,111	306	4.85%
Total interest-bearing liabilities	$8,769,268	$10,531	0.49%	$8,641,827	$11,412	0.53%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	2,378,365			2,378,637
Other non-interest bearing liabilities	248,328			270,226
Total non-interest bearing liabilities	2,626,693			2,648,863
Total liabilities	11,395,961			11,290,690
Stockholders' equity	1,638,194			1,611,691
Total liabilities and stockholders' equity	$13,034,155			$12,902,381

Net interest income		$90,000			$88,738

Net interest rate spread			2.98%			2.91%
Net interest-earning assets	$2,859,695			$2,872,774

Net interest margin (3)			3.10%			3.04%

Ratio of interest-earning assets to total interest-bearing liabilities	1.33x			1.33x

(1)	Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Dollars in Thousands) (Unaudited)

	March 31, 2021			March 31, 2020
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$137,494	$85	0.25%	$76,080	$269	1.42%
Federal funds sold and other short term investments	127,989	399	1.26%	104,050	606	2.34%
Available for sale debt securities	1,136,885	4,849	1.71%	1,004,282	6,106	2.43%
Held to maturity debt securities, net (1)	450,396	2,784	2.47%	449,107	2,940	2.62%
Equity securities, at fair value	979	—	—%	806	—	—%
Federal Home Loan Bank stock	51,437	763	5.93%	58,455	963	6.59%
Net loans: (2)
Total mortgage loans	6,808,066	62,016	3.64%	5,263,048	54,441	4.11%
Total commercial loans	2,512,563	26,143	4.20%	1,611,993	18,672	4.61%
Total consumer loans	403,154	3,492	3.51%	383,064	4,172	4.38%
Total net loans	9,723,783	91,651	3.78%	7,258,105	77,285	4.23%
Total interest-earning assets	$11,628,963	$100,531	3.47%	$8,950,885	$88,169	3.92%

Non-Interest Earning Assets:
Cash and due from banks	365,101			108,901
Other assets	1,040,091			863,671
Total assets	$13,034,155			$9,923,457

Interest-Bearing Liabilities:
Demand deposits	$5,314,461	$5,512	0.42%	$3,901,940	$7,399	0.76%
Savings deposits	1,371,376	407	0.12%	991,750	368	0.15%
Time deposits	1,043,052	1,498	0.58%	771,183	3,191	1.66%
Total Deposits	7,728,889	7,417	0.39%	5,664,873	10,958	0.78%
Borrowed funds	1,015,230	2,809	1.12%	1,157,705	5,190	1.80%
Subordinated debentures	25,149	305	4.91%	—	—	—%
Total interest-bearing liabilities	$8,769,268	$10,531	0.49%	$6,822,578	$16,148	0.95%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	2,378,365			1,497,177
Other non-interest bearing liabilities	248,328			181,954
Total non-interest bearing liabilities	2,626,693			1,679,131
Total liabilities	11,395,961			8,501,709
Stockholders' equity	1,638,194			1,421,748
Total liabilities and stockholders' equity	$13,034,155			$9,923,457

Net interest income		$90,000			$72,021

Net interest rate spread			2.98%			2.97%
Net interest-earning assets	$2,859,695			$2,128,307

Net interest margin (3)			3.10%			3.20%

Ratio of interest-earning assets to total interest-bearing liabilities	1.33x			1.31x

(1) Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2) Average outstanding balance are net of the allowance for loan losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.

	3/31/21	12/31/20	9/30/20	6/30/20	3/31/20
	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.
Interest-Earning Assets:
Securities	1.87%	1.96%	2.12%	2.21%	2.57%
Net loans	3.78%	3.72%	3.71%	3.76%	4.23%
Total interest-earning assets	3.47%	3.44%	3.44%	3.47%	3.92%

Interest-Bearing Liabilities:
Total deposits	0.39%	0.41%	0.44%	0.54%	0.78%
Total borrowings	1.12%	1.16%	1.19%	1.31%	1.80%
Total interest-bearing liabilities	0.49%	0.53%	0.57%	0.68%	0.95%

Interest rate spread	2.98%	2.91%	2.87%	2.79%	2.97%
Net interest margin	3.10%	3.04%	3.01%	2.97%	3.20%

Ratio of interest-earning assets to interest-bearing liabilities	1.33x	1.33x	1.34x	1.35x	1.31x